                                                                    Exhibit 99

FOR IMMEDIATE RELEASE                       ANALYST CONTACT:
                                            ELIZABETH MCCARTHY
                                            GROUP VICE PRESIDENT, CFO
                                            (937) 258-5513


                         DPL TO REFINANCE $700 MILLION

DAYTON, OHIO, AUGUST 21, 2001--DPL Inc. (NYSE: DPL) today announced that it will issue $300 million of Trust Preferred Securities and $400 million of Senior Unsecured Notes, refinancing existing capital which was used for DPL's merchant generation expansion program. The Trust Preferred Securities will have a term of 30 years; the Senior Unsecured Notes will have a term of 10 years. DPL intends to use the proceeds of the refinancing to redeem $550 million of 8.5% Trust Preferred Securities and retire short-term debt.

"The current interest rate environment enables DPL to reduce its cost of capital and lock in favorable rates," said Elizabeth McCarthy, Group Vice President and CFO. "The refinancing of the trust preferred saves us $6 million per year while strengthening our capital structure and improving cash flow. This financing continues to support our merchant generation strategy and other capital needs."

The existing trust preferred securities have a 30 year term and carry a dividend of 8.5% per year and were originally issued to Kohlberg, Kravis Roberts & Co. (KKR) as part of DPL's 2000 recapitalization and share buyback program. Following this redemption, KKR will continue to hold DPL voting preferred and 31.6 million warrants. KKR partners, George Roberts and Scott Stuart, are DPL Directors.

The terms of the financing transaction are subject to closing which is expected to take place by August 31, 2001.

DPL, Inc. is a diversified regional merchant energy company. DPL's principal subsidiaries include DPL Energy and The Dayton Power & Light Company ("DP&L"). DPL Energy operates over 4,000 megawatts of generation capacity and markets wholesale energy throughout the eastern half of the United States. DP&L provides electric services to 500,000 retail customers in West Central Ohio. DPL Inc., through its subsidiaries, has ranked among the top ten energy companies in generation efficiency and productivity for the last ten years. Further information on DPL Inc. can be found at www.dplinc.com.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE. INVESTORS ARE CAUTIONED THAT ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE PROJECTED DUE TO VARIOUS FACTORS BEYOND DPL'S CONTROL. SUCH MATTERS ARE DESCRIBED IN THE COMPANY'S 2000 ANNUAL REPORT AND FORM 10-K.

                                     ###